UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 22, 2026

C2 Blockchain, Inc.

(Exact name of registrant as specified in its charter)

NV	000-56340	87-2645378
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12818 SW 8th St, Unit #2008

Miami, FL 33184

(Address of principal executive offices)

888-437-3432

(Registrant’s telephone number, including area code)

________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Unless otherwise indicated or the context otherwise requires, references in this report to “we,” “us,” “our,” “C2 Blockchain,” or the “Company” refer to C2 Blockchain, Inc.

Item 1.01 Entry into a Material Definitive Agreement

On May 22, 2026, the Company entered into a Securities Purchase Agreement with Auctus Fund, LLC (“Auctus”), pursuant to which the Company issued and sold a Promissory Note in the principal amount of $130,000 (the “Auctus Note”).

The Auctus Note was issued for a purchase price of $117,000 and includes an original issue discount of $13,000. The Auctus Note also provides for a one-time interest charge equal to twelve percent (12%) of the principal amount, or $15,600, which was earned upon issuance. The Auctus Note matures on May 22, 2027.

Pursuant to the Securities Purchase Agreement, $4,000 of legal fees and $5,000 of due diligence fees were withheld from the purchase price. As a result, the Company received net proceeds of $108,000.

The Auctus Note is convertible into shares of the Company's common stock at a conversion price equal to sixty percent (60%) of the lowest traded price of the Company's common stock during the fifteen trading days immediately preceding the applicable conversion date, subject to adjustment and the terms and conditions set forth in the Auctus Note.

In connection with the transaction, the Company issued warrants exercisable for an aggregate of up to 5,200,000 shares of the Company's common stock at an exercise price of $0.05 per share, subject to the terms of the applicable warrants.

On May 28, 2026, the Company entered into a Securities Purchase Agreement with Leonite Fund I, LP (“Leonite”), pursuant to which the Company issued and sold a Senior Secured Convertible Promissory Note having an aggregate principal amount of up to $1,200,000 (the “Leonite Note”).

The Leonite Note has an aggregate principal amount of up to $1,200,000, which includes an original issue discount of $200,000, and provides for up to $1,000,000 in funding. The Leonite Note bears interest at a rate of ten percent (10%) per annum.

At closing, Leonite funded $100,000 under the Leonite Note. Pursuant to the Securities Purchase Agreement, $7,000 was retained and applied toward legal fees, resulting in net proceeds to the Company of $93,000.

The Leonite Note is secured by a first-priority security interest in substantially all of the assets of the Company pursuant to a Security Agreement entered into in connection with the transaction and is convertible into shares of the Company's common stock pursuant to its terms. The initial conversion price is $0.05 per share, subject to adjustment in accordance with the terms of the Leonite Note.

In connection with the transaction, the Company issued 1,000,000 shares of restricted common stock as commitment shares and issued a warrant exercisable for the purchase of up to 2,000,000 shares of common stock at an exercise price of $0.10 per share, subject to the terms of the warrant.

The foregoing descriptions of the Auctus Note and Leonite Note do not purport to be complete and are qualified in their entirety by reference to the notes filed as Exhibits 10.1 and 10.2 hereto.

The exhibits filed herewith consist of unsigned forms of the applicable promissory notes. Certain schedules, exhibits and ancillary transaction documents referenced therein, including securities purchase agreements, security agreements, warrants, transfer agent instruction letters, flow of funds memoranda and related transaction documents, are not included with the filed exhibits. The Company retains executed copies of the applicable transaction documents.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The Company incurred direct financial obligations under the Auctus Note and Leonite Note as described above.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The securities described in Item 1.01 were offered and sold in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Rule 506(b) of Regulation D promulgated thereunder. The investors represented that they were acquiring the securities for investment purposes and not with a view toward distribution. The investors were accredited investors and had access to information concerning the Company and its operations.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Form of Senior Secured Convertible Promissory Note issued to Leonite Fund I, LP

10.2	Form of Promissory Note issued to Auctus Fund, LLC

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C2 Blockchain, Inc.

Dated: June 2, 2026

By: /s/ Levi Jacobson

Levi Jacobson

Chief Executive Officer, President, and Director